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[LEISURE INDUSTRIES CORPORATION LOGO]


                                     Contact:

                                              Kella Brown, Vice President
                                              Corporate Communications
                                              Leisure Industries Corporation
                                              kbrown@leisureindustries.com
                                             (702) 992-4272


       LEISURE INDUSTRIES CORP. RECEIVES NASDAQ STAFF DETERMINATION LETTER




LAS VEGAS, NEVADA. April 23, 2003 - Leisure Industries Corporation of America (Nasdaq: LESRE) a vacation interval resort development and marketing company, today announced the receipt of a Nasdaq Staff Determination on the requirements set forth in Marketplace Rule 4310(c)(14). The Staff Determination states that the Company's securities are subject to delisting from The Nasdaq National/SmallCap Market.

Leisure Industries has requested a hearing before a Nasdaq Listing Qualifications Panel in accordance with Marketplace Rule 4800 Series to review the Staff Determination. There can be no assurance the Panel will grant the Company's request for continued listing.

Nasdaq asserts that the Company fails to comply with the rule because Leisure Industries has not yet filed an Annual Report on Form 10-K accompanied by audited financial statements. On April 14, 2003, the Company filed a Form 8-K with the Securities and Exchange Commission reporting the resignation of the Company's independent auditors prior to the completion of the annual audit. There were no disagreements between the Company and its auditors on reportable events within the meaning of Item 304 of Regulation S-K.

There can be no assurance as to when the Nasdaq Listing Qualifications Panel will reach its decision, or that such decision will be favorable to the Company. An unfavorable decision would result in immediate delisting of the Company's


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securities from the Nasdaq National Market irrespective of the company's ability to appeal the decision.

Leisure Industries is a full-service, vertically-integrated vacation solutions provider specializing in travel and tourism packages, the development and operation of vacation ownership resorts, marketing land for use as vacation home sites, and providing consumer financing to purchasers of vacation ownership interests and land parcels through its wholly owned subsidiary, Leisure Homes Corporation. Leisure Industries is headquartered in Las Vegas, Nevada, and has properties in Arizona, California, Nevada, New Jersey, Colorado, Florida and Hawaii. For more information on the Leisure Industries family of companies, or to book your dream vacation today, visit www.leisureindustries.com.

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This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of Leisure Industries (Mego Financial) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference, include, but are not limited to, those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in Mego Financial's Annual Report on Form 10-KT for the year ended December 31, 2001, and in the Form 10-Q for the quarter ended September 30, 2002, and subsequent documents filed by Mego Financial Corp. with the Securities and Exchange Commission.


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